                                    AUTOMATIC

                              REINSURANCE AGREEMENT

                         (hereinafter, "the Agreement")

                                     between

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                               of Newark, Delaware

                             (hereinafter, "Cedent")

                                       And





                           (hereinafter, "Reinsurer")

                          EFFECTIVE SEPTEMBER 28, 1999


                                   [SPECIMEN]

                               TABLE OF CONTENTS

ARTICLES                                                                   PAGE
--------                                                                   ----
I      Reinsurance Coverage                                                  3
II     Requirements for Automatic Reinsurance                                3
III    Requirements for Facultative Reinsurance                              4
IV     Liability                                                             4
V      Reinsurance Ceded to NYLARC or _____                                  5
VI     Notification of Reinsurance                                           6
VII    Types of Reinsurance                                                  6
VIII   Reinsurance Premiums                                                  6
IX     Reinsurance Accounting                                                6
X      Oversights                                                            8
XI     Reductions, Terminations and Changes                                  8
XII    Increase In Retention                                                10
XIII   Reinstatement                                                        10
XIV    Expenses                                                             11
XV     Claims                                                               11
XVI    Premium Tax Reimbursement                                            13
XVII   DAC Tax Requirements                                                 13
XVIII  Inspection Of Records                                                15
XIX    Insolvency                                                           15
XX     Arbitration                                                          16
XXI    Parties To Agreement                                                 17
XXII   Entire Agreement                                                     17
XXIII  Duration Of Agreement                                                17
XXIV   Choice of Law and Forum                                              18
XXV    Compliance with Law                                                  18

SCHEDULES
A      Policies

B      Reinsurance Premium Rates

EXHIBITS
1      DAC Tax Calculation

2      Reinsurance Questionnaire

3      Corporate Retention Limits

          ALL SCHEDULES AND EXHIBITS ATTACHED HERETO WILL BE CONSIDERED
                             PART OF THIS AGREEMENT.

                                    ARTICLE I
                              REINSURANCE COVERAGE

1. Reinsurance under this Agreement shall be individual fife insurance of the type of business stated in Schedule A. Cedent shall automatically reinsure and Reinsurer shall automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Reinsurer's liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III hereinafter referred to as a "Covered Policy(ies)")

2.   The effective date of this Agreement shall be September 28, 1999.

                                   ARTICLE II
                     REQUIREMENTS FOR AUTOMATIC REINSURANCE

Cedent shall not cede, and Reinsurer shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1.   The individual risk must be a resident of the United States or Canada.

2. The individual risk must be underwritten by Cedent in accordance with Cedent's usual underwriting practices and guidelines, or arise out of a conversion from a prior term policy issued by Cedent. The individual must be classified as preferred risk, non-smoker, select standard, standard, substandard nonsmoker or substandard, in accordance with those guidelines.

3. The age of the individual risk at issue must be no greater than the maximum issue age shown on Schedule A.

4. The maximum amount of insurance issued and applied for in all insurance companies on each life must not exceed the jumbo limits shown on Schedule A.

5. The maximum amounts of insurance to be reinsured on an individual life must not exceed the automatic binding limits shown on Schedule A.

6. The initial minimum amount of life insurance on each policy must not be less than the minimum amount at issue as shown on Schedule A.

7. The issuance of the insurance must constitute the doing of business in a jurisdiction in which Cedent is properly licensed.

8.   On each individual life, Cedent must retain 10% of the amount of each risk.

                                   ARTICLE III
                    REQUIREMENTS FOR FACULTATIVE REINSURANCE

1. If the requirements for automatic reinsurance on an individual life are not met, or are met but Cedent prefers to apply for facultative reinsurance, then Cedent may apply to Reinsurer for facultative reinsurance. In order to apply for facultative reinsurance, Cedent must submit to Reinsurer complete copies of the original application, medical examiner's reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk.

2. After Reinsurer has examined the underwriting information submitted in accordance with Paragraph 1 above, Reinsurer shall promptly notify Cedent in writing of either a final underwriting offer for facultative reinsurance or an underwriting offer for facultative reinsurance subject to additional requirements. Either underwriting offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

     (a) The date Reinsurer receives notice from Cedent that Cedent has withdrawn Cedent's application for facultative reinsurance;

     (b) A date that is one hundred twenty (120) days after the date Reinsurer made the offer; or

     (c) The date specified in Reinsurer's offer.

3. If an underwriting offer made by Reinsurer in accordance with Paragraph 2 is accepted by Cedent in writing prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

                                   ARTICLE IV
                                    LIABILITY

1. Reinsurer's liability for automatic reinsurance on each Covered Policy will begin simultaneously with Cedent's liability.

2. Reinsurer's liability for facultative reinsurance on each Covered Policy will begin simultaneously With Cedent's liability once Reinsurer has accepted the application for facultative reinsurance in writing and Cedent has accepted Reinsurer's offer.

3. Reinsurer's liability for reinsurance on each Covered Policy will terminate when Cedent's liability terminates.

4. The initial and subsequent Reinsurance Premiums (as defined herein) must be received by Reinsurer on a timely basis as provided in Article IX for Reinsurer to maintain Reinsurer's liability for each individual risk.

5. Reinsurer agrees to accept policies backdated to March 28, 1999 for reinsurance coverage under this Agreement. However, it is agreed that Reinsurer shall not be liable for any mortality risk on such policies until September 28, 1999.

6. Reinsurer shall not be liable for proceeds paid under Cedent's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                                    ARTICLE V
                      REINSURANCE CEDED TO NYLARC OR ______

In determining the amount of a Covered Policy to be reinsured under this Agreement, where the Covered Policy is reinsured under an agreement between either New York Life Agents Reinsurance Company ("NYLARC") or _____ Insurance Company ("_____") and Cedent, the net amount of any reinsurance eligible to be assumed by NYLARC or _____ and not retroceded back to New York Life Insurance Company ("New York Life") will first be deducted and then the terms of Article I through III and Schedule A will be applied to the remainder to determine the amount of reinsurance.

The amount of reinsurance assumed by NYLARC or _____ and not retroceded back to New York Life will be 25% of the face amount of each eligible Covered Policy up to a maximum amount of $250,000 per life. If 25% of the face amount of all Covered Policies issued on an individual life is greater than $250,000, the difference between such amounts will be retroceded to New York Life and will not be reinsured under this Agreement. This Article will not apply to any Covered Policy until the reinsurance agreement between either NYLARC or _____ and Cedent becomes effective with respect to that Covered Policy. The following policies or riders are not considered eligible for reinsurance with NYLARC or _____ and therefore will be reinsured according to the terms of Articles I through III and Schedule A.

   A. Substandard or rated policies or riders.

   B. Policies or riders issued to insureds under age 15 or over age 65.

                                   ARTICLE VI
                           NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, Cedent will send Reinsurer an in force listing of all Covered Policies reinsured under this Agreement.

                                   ARTICLE VII
                              TYPES QF REINSURANCE

1. Automatic reinsurance under this Agreement shall be on a yearly renewable term basis, based on the net amount at risk. The net amount at risk shall be the death benefit under the Covered Policy less the total cash value.

2. When requested, Cedent shall furnish Reinsurer with a copy of each policy, rider and rate book that applies to the life insurance reinsured.

                                  ARTICLE VIII
                              REINSURANCE PREMIUMS

1. The premium for each Covered Policy reinsured pursuant to this Agreement will be: (a) the quota share shown on Schedule A; multiplied by (b) the reinsurance premium rate calculated in accordance with Schedule B applied to the net amount at risk (hereinafter, the "Reinsurance Premium").

2. For technical reasons relating to the uncertain status of deficiency reserve requirements, the reinsurance premium rates shown in Schedule B cannot be guaranteed for more than one year. However, Reinsurer anticipates continuing to accept premiums on the basis of the reinsurance premium rates as described in Schedule B for reinsurance ceded. If Reinsurer deems it necessary to increase reinsurance premium rates, such increased rates shall not be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

                                   ARTICLE IX
                             REINSURANCE ACCOUNTING

1.   PAYMENT OF REINSURANCE PREMIUMS

     A. Cedent shall prepare and submit to Reinsurer by regular U.S. postal service a monthly statement, which will provide the pertinent policy premium details on a mutually agreed upon report format, within thirty
        (30) days following the last
        day of the same calendar month. The net monthly premiums due will be the balance of the monthly Reinsurance Premiums due on reinsurance in force at the end of the immediately preceding calendar month plus Reinsurance Premiums due on new business reinsured during the current month less the refunds of Reinsurance Premiums due Cedent on deaths, lapses and changes.

     B. If the monthly statement shows a net Reinsurance Premium balance is payable to Reinsurer, Cedent shall remit this amount due Reinsurer within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for ail of the reinsurance risks listed on the statement will be delinquent.

     C. If the monthly statement shows a net Reinsurance Premium balance is payable to Cedent, Reinsurer shall remit Reinsurer's payment to Cedent within thirty (30) days after receiving Cedent's statement.

2.   TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

     When Reinsurance Premiums are delinquent, Reinsurer shall have the right to terminate the reinsurance risks on the statement by giving Cedent thirty
     (30) days' written notice. As of the close of this thirty (30) day period all of Reinsurer's liability will terminate for:

     A. The risks described in the preceding sentence, and

     B. The risks where the Reinsurance Premiums became delinquent during the thirty (30) day period.

     Regardless of these terminations, Cedent will continue to be liable to Reinsurer for all unpaid Reinsurance Premiums earned by Reinsurer. Cedent agrees that Cedent will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.   REINSTATEMENT OF A DELINQUENT STATEMENT

     Cedent may reinstate the terminated risks within sixty (60) days after the effective date of termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day Reinsurer receive the required back Reinsurance Premiums.

4.   CURRENCY.

     The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.   OFFSET

     Any debts or credits incurred on and after September 28, 1999 in favor of or against either Cedent or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

6.   BALANCES IN DEFAULT

     Reinsurer reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                    ARTICLE X
                                   OVERSIGHTS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

                                   ARTICLE XI
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the Insurance reinsured under this Agreement where full underwriting evidence according to Cedent's regular underwriting rules is not required, the insurance will continue to be reinsured with Reinsurer.

2.   If the insurance reinsured under this Agreement increases and

     A. The increase is subject to new underwriting evidence, the provisions of
        Article I and II or Article III shall apply to the increase in reinsurance.

     B. The increase is not subject to new underwriting evidence, Reinsurer will accept automatically the increase in reinsurance but not to exceed Reinsurer's automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date of increase or reduction.

4. If any portion of the total insurance retained by Cedent on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. Cedent will reduce Cedent's reinsurance by applying the retention limits that were in effect at the time the policy was issued. Cedent will not be required to retain an amount in excess of Cedent's regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

     Cedent must first reduce the reinsurance of the insurance that has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one reinsurer, Reinsurer's percentage of the increased or reduced reinsurance will be the same as Reinsurer's percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if Cedent wishes to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. Reinsurer will refund to Cedent all unearned reinsurance premiums, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE XII
                              INCREASE IN RETENTION

1. If Cedent should increase Cedent's retention limits, Cedent shall give Reinsurer prompt written notice of this increase.

2. Cedent will have the option to recapture all or any part of the reinsurance under this Agreement when Cedent's retention limit increases. Cedent may exercise Cedent's option to recapture by giving Reinsurer ninety (90) days prior written notice of such recapture.

3.   If Cedent exercise this option to recapture, then

     A. Cedent must reduce the reinsurance on each individual life on which Cedent retained __% of Cedent's maximum retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded to Reinsurer.

     B. No recapture will be made to reinsurance on an individual life if Cedent did not retain insurance on the life.

     C. Cedent must increase Cedent's total amount of insurance on the individual life up to Cedent's new retention limit by reducing the total reinsurance on that life by the same amount. If an individual life is shared by more than one reinsurer, Reinsurer's percentage of the reduced reinsurance will be the same percentage as Reinsurer's initial reinsurance on the individual risk.

     D. The reduction of reinsurance will become effective on the later of the following dates:

        (1) The policy anniversary date immediately following the effective date of Cedent's increase in retention limits.

        (2) The number of years stated in Schedule A starting with the original policy date shown on Cedent's listing.

                                  ARTICLE XIII
                                  REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under Cedent's terms and rules, the reinsurance will be reinstated by Reinsurer. Cedent must pay Reinsurer all back Reinsurance Premiums in the same manner as Cedent received insurance premiums under Cedent's policy. If Reinsurer is requested to reinstate a policy that was originally ceded to Reinsurer on a facultative basis, then Cedent must submit the policy and associated papers concerning the individual's insurability to Reinsurer to be underwritten and approved for the reinsurance to be reinstated if:

1.   the policy lapsed for six months or longer, or

2.   Cedent seeks additional underwriting information, or

3.   Cedent reinsures ___% of the policy.

If the above conditions are not present, Cedent may automatically reinstate a policy that was originally ceded to Reinsurer on a facultative basis.

                                   ARTICLE XIV
                                    EXPENSES

Cedent shall pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance.

                                   ARTICLE XV
                                     CLAIMS

1. Reinsurer shall pay Reinsurer's quota share of any claim under a Covered Policy within a reasonable time after Cedent submits the claim to Reinsurer. Reinsurer shall make payment to Cedent in a single sum regardless of Cedent's mode of settlement.

2. All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the Covered Policy under which Cedent is liable.

3. When Cedent is advised of a claim for Insurance benefits reinsured under this Agreement, Cedent must promptly notify Reinsurer.

4. If a claim is made under a Covered Policy reinsured under this Agreement, Reinsurer will abide by the issue as it is settled by Cedent. The maximum benefit payable to Cedent under each Covered Policy is the amount specifically reinsured with Reinsurer. When Cedent requests payment of the reinsurance proceeds, Cedent must deliver a copy of the proof of death, proof of payment and the claimant's statement to Reinsurer.

5. A. Cedent must promptly notify Reinsurer of Cedent's intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. Reinsurer shall participate in the contest or assertion of defenses unless Reinsurer notifies Cedent promptly that Reinsurer declines to participate. If Cedent's contest of such insurance results in the reduction of Cedent's liability, Reinsurer will share in this reduction. Reinsurer's percentage of the reduction will be Reinsurer's net amount of risk on the individual life as it relates to Cedent's total net amount at risk on the date of the death of the insured.

     B. If Reinsurer should decline to participate in the contest or assertion of defenses, Reinsurer will then release all of Reinsurer's liability by paying Cedent the full amount of reinsurance as if there had been no contest, compromise or litigation of a claim, and Reinsurer's proportionate share of covered expenses incurred to the date, from the date Reinsurer notifies Cedent that Reinsurer declined to be a party and by not sharing in any subsequent reduction in liability.

6. If the amount of insurance provided by a Covered Policy reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, Reinsurer will share with Cedent in this increase or reduction. Reinsurer's share of this increase or reduction will be the percentage that Reinsurer's net liability relates to Cedent's total net liability, immediately prior to this increase or reduction. Any adjustment in Reinsurance Premiums will be made without interest.

7. Cedent shall pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

8. Reinsurer shall share with Cedent all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both parties. However, if Reinsurer has released Reinsurer's liability under Paragraph 5 of this Article, Reinsurer will not share in any expenses incurred after Reinsurer's date of release.

9. Notwithstanding anything contained in this Article to the contrary, Reinsurer will pay Reinsurer's proportionate share of a judgment which includes extra-contractual damages awarded against Cedent in a lawsuit arising out of a contested claim unless Reinsurer has declined to participate in the contest pursuant to Paragraphs 5A and 5B of this article

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in Cedent returning the policy premiums to the policy owner rather than paying the policy benefits, Reinsurer will refund all of the Reinsurance Premiums Reinsurer received on that policy to Cedent. This refund given by Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement.

                                   ARTICLE XVI
                            PREMIUM TAX REIMBURSEMENT

Reinsurer shall not reimburse Cedent for any taxes Cedent may be required to pay with respect to reinsurance hereunder.

                                  ARTICLE XVII
                              DAC TAX REQUIREMENTS

1. In accordance with Treasury Regulations Section 1.848-2(g)(8), Cedent and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code (the "IRC"). This election shall be effective for calendar year 1999 and for all subsequent taxable years for which this Agreement remains in effect.

2. All uncapitalized terms used herein shall have the meanings set forth in the regulations under section 848 of the IRC.

3. Any party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1)of the IRC.

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

5. Cedent shall submit a schedule in the format specified in Exhibit 1 to Reinsurer by March 1 of each year of Cedent's calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of Cedent stating that Cedent will report such net consideration in its Federal income tax return for the preceding calendar year.

6. Reinsurer may contest such calculation by providing an alternative calculation to Cedent in writing within thirty (30) days of Reinsurer's receipt of Cedent's calculation. If Reinsurer does not notify Cedent within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedent in Reinsurer's tax return for the previous calendar year.

7. If Reinsurer contests Cedent's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its Federal income tax return for the previous calendar year. If during such period, Cedent and Reinsurer are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing satisfactory to Cedent and Reinsurer (who shall not have any material relationship with Cedent or Reinsurer), promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Cedent and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in Cedent's calculation as to which Reinsurer has disagreed.

         Such independent accountants shall deliver to Cedent and Reinsurer, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in Cedent's calculation delivered pursuant to Paragraph 5 and the amount thereof in Reinsurer's calculation delivered pursuant to Paragraph 6. Such report shall be final and binding upon Cedent and Reinsurer. The fees, costs and expenses of such independent accountants shall be borne (i) by Cedent if the difference between the net consideration as calculated by the independent accountants and Cedent's calculation delivered pursuant to Paragraph 5 is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Paragraph 6, (ii) by Reinsurer if the first such difference is less than the second such difference; and (iii) otherwise equally by Cedent and Reinsurer.

8. Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section 1.848-2(g)(8).

9. Reinsurer represents and warrants that it is subject to United States taxation under Subchapter L of the IRC.

10. Reinsurer shall complete a Reinsurance Questionnaire in the format specified in Exhibit 2 and submit it to Cedent by May 1st of each calendar year.

                                  ARTICLE XVIII
                              INSPECTION OF RECORDS

Reinsurer shall have the right, at any reasonable time, to inspect Cedent's books and documents that relate to Cedent's reinsurance under this Agreement.

                                   ARTICLE XIX
                                   INSOLVENCY

1. If Cedent becomes insolvent, all of the reinsurance due Cedent will be paid in full directly to Cedent or Cedent's liquidator (receiver or statutory successor) on the basis of Cedent's liability under the policy or policies reinsured, without diminution because of Cedent's insolvency.

2. If Cedent becomes insolvent, the liquidator, receiver or statutory successor will give Reinsurer written notice of a pending claim against Cedent for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, Reinsurer may investigate this pending claim and interpose in Cedent's or Cedent's liquidator's, receiver's or statutory successor's name, but at Reinsurer's own expense, any defense or defenses which Reinsurer may believe available to Cedent or Cedent's liquidator, receiver or statutory successor.

3. The expenses incurred by Reinsurer will be chargeable, subject to court approval, against Cedent as part of the expense of liquidation, to the extent of the proportionate share of the benefit that may accrue to Cedent solely as a result of the defense undertaken by Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Cedent.

4. In the event of Reinsurer's insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by Cedent without penalty effective as of the day prior to the earlier of Reinsurer's becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                   ARTICLE XX
                                   ARBITRATION

1. If the parties cannot mutually resolve a dispute or claim arising out of or in connection with this Agreement, including the formation or validity thereof, and Whether arising during or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. To initiate arbitration, either party shall notify the other party by facsimile or by overnight delivery of its desire to arbitrate, stating the nature of the dispute and the remedy sought (the "Notice of Arbitration"). The party to which the notice is sent shall respond to the notification in writing within ten (10) business days of receipt.

2. Arbitration shall be conducted by three arbitrators who shall be current or past officers of life insurance companies other than the contracting companies or their affiliates. Each party shall appoint one arbitrator, and serve written notice of the appointment upon the other party, within thirty (30) business days after the date of delivery of the Notice of Arbitration. The two arbitrators so appointed shall select the third arbitrator within thirty (30) business days after the date of appointment of the second arbitrator to be appointed.

3.       In the event either party fails to choose an arbitrator within thirty
         (30) business days, as provided in Paragraph 2, the party which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration.

4. If the two arbitrators appointed in accordance with Paragraph 2 or Paragraph 3 are unable to agree upon the selection of a third arbitrator within thirty (30) business days after the appointment of the second arbitrator to be appointed, each arbitrator shall nominate three candidates within ten (10) business days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

5. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of delivery of Notice of Arbitration.

6. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

7. The award agreed by the arbitrators will be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall not award punitive damages.

                                   ARTICLE XXI
                              PARTIES TO AGREEMENT

This is an Agreement solely between Cedent and Reinsurer. There will be no legal relationship between Reinsurer and any person having an interest of any kind in any Covered Policy.

                                  ARTICLE XXII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

                                  ARTICLE XXIII
                              DURATION OF AGREEMENT

1. This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by Reinsurer, as set forth in Schedule A, at any time by either party giving ninety (90) days, written notice of termination. The day the notice is deposited in the mail addressed to the home office or to an officer of either party will be the first day of the ninety (90) day period. During the ninety (90) day period, new Covered Policies shall be reinsured under this Agreement pursuant to Articles I and II or
         Article III. Reinsurer's acceptance will be subject to the terms of this Agreement and Cedent's payment of Reinsurance Premiums.

2. This Agreement may be terminated immediately as to new business by either party if the other party materially breaches this Agreement or becomes insolvent or financially impaired.

3. After termination, Reinsurer will both be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement and also for all facultative reinsurance approved by Reinsurer based upon applications Reinsurer received prior to termination of this Agreement.

                                  ARTICLE XXIV
                             CHOICE OF LAW AND FORUM

New York law shall govern the terms and conditions of the Agreement.

                                   ARTICLE XXV
                               COMPLIANCE WITH LAW

When Reinsurer receive information from Cedent which is subject to any state or Federal privacy laws or regulations, or similar laws or regulations, Reinsurer will Keep such information confidential to the extent required by such state or Federal law or regulation and otherwise comply with such state or Federal law or regulation.

                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                     and the


have by their respective officers executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                  NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                  AND ANNUITY CORPORATION

Signed at New York, NY                   Signed at New York, NY

By Judith Justin                         By
   --------------------------------         -----------------------------
    Its authorized representative           Its authorized representative

Title CVP & Actuary                      Title
      -----------------------------            --------------------------

Date 3/30/00                             Date 3/30/00



Signed at__________________________      Signed at_______________________

By_________________________________      By______________________________
   Its authorized representative            Its authorized representative

Title______________________________      Title___________________________

Date_______________________________      Date____________________________

                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                     and the


have by their respective officers executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                  NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                  AND ANNUITY CORPORATION

Signed at__________________________      Signed at_______________________

By ________________________________      By______________________________
    Its authorized representative          Its authorized representative

Title______________________________      Title___________________________

Date_______________________________      Date____________________________




Signed at                                Signed at
          -------------------------                ----------------------

By                                       By
   --------------------------------         -----------------------------
    Its authorized representative           its authorized representative

Title Vice President                     Title Vice President
      -----------------------------      --------------------------------

Date March 30, 2000                      Date March 30, 2000

                                   SCHEDULE A
                                    POLICIES

1     Quota Share Percentage:     The Quota Share Percentage for Covered Policies shall
                                  be __% of the Risk.

2.    Type of Business:           Variable Universal Life Insurance, plus Supplementary
                                  Term Insurance Rider and Other Covered Insured Rider
                                  attached to the base policy, issued by Cedent.

3.    Plans of Insurance:         VUL 2000 Variable Universal Life Insurance Policies (plus
                                  Supplementary Term Insurance Rider and Other Covered
                                  Insured Rider attached to the base policy).

4.    Maximum Issue Age:          85

5.    Jumbo Limit:                $___________

6.    Automatic Binding Limit:    $__________ per life for issue ages to age 65; $_________
                                  per life for issue ages 66 to 75; $_________ per life for
                                  issue ages 76 and over.

7.    Minimum Amount at Issue:    $______

8.    Recapture Period:           10 Years

                                   SCHEDULE B
                           REINSURANCE PREMIUM RATES

1.    Reinsurance Premium Rate

      The reinsurance premium rate under this Agreement is calculated based upon the tables attached to this Schedule B.

2.    Flat Extra Premiums

      The flat extra premium will be 80% of the annual fiat extra premium which Cedent charges its insured on that amount of the insurance reinsured.

3.    Renewal Premiums

      The renewal of insurance shall be considered as a continuation of the original insurance for the purpose of calculating future reinsurance premiums.

                                    EXHIBIT 1
                               DAC TAX CALCULATION

CEDING COMPANY:        NEW-YORK LIFE INSURANCE AND ANNUITY CORPORATION

ASSUMING COMPANY: _______________________________

DATE: _____________________________

DAC TAX - DEDUCTIONS FROM GROSS PREMIUM

DAC TAX CALCULATION AMOUNT

GROSS PREMIUM

LESS;

DEDUCTIONS FROM GROSS PREMIUMS

Commissions
Death Claims
Claim Interest
Premium Taxes
Claim Investigation Expense
Claim Legal Expense
Waiver Claims
Surrenders
Experience Refunds
Admin Fee
Fee Income
Miscellaneous Interest
Dividends
Termination Dividends
Productions Bonus
Reserve Adjustments
Other (specify)

TOTAL DEDUCTIONS

NET CONSIDERATIONS

Please sign below confirming agreement with net considerations or provide an alternate calculation within 30 days

__________________________________
            Signature
__________________________________
        Type or Print Name
__________________________________
               Title
__________________________________
               Date

                                    EXHIBIT 2
                            REINSURANCE QUESTIONNAIRE
                      FOR FEDERAL INCOME TAX DETERMINATIONS

The purpose of this questionnaire is to secure sufficient information to allow New York Life Insurance and Annuity Corporation ("NYLIAC") to account properly under the federal income tax rules for the reinsurance transactions you have with NYLIAC. Please provide NYLIAC with the following information:

1.    Are you either

      (a) a company that is subject to U.S. taxation directly under the provisions of subchapter L of chapter 1 of the Internal Revenue Code (i.e., an insurance company liable for filing Form 1120L or Form 1120-PC), or

      (b) a company that is subject indirectly to U.S. taxation under the provisions of subpart F of subchapter N of chapter 1 of the Internal Revenue Code (i.e., a "controlled foreign corporation" with the meaning of Internal Revenue Code Section 957)?

      Answer: __________ Yes ___________ No

2. If your answer to 1. is no, have you entered into a closing agreement with the Internal Revenue Service to be subject to U.S. taxation with respect to reinsurance income pursuant to Treasury Regulation Section 1.848-2(h)
      (2)(ii)(B)?

      Answer: __________ Yes ___________ No
              (If, your, answer is yes, please provide a copy of the closing agreement.)

Company Name:

Signed by:

Title:

Date:

                                    EXHIBIT 3
                           CORPORATE RETENTION LIMITS

Classification       Ages            Retention Limit         Overall Maximum
--------------       ----            ---------------         ---------------
     All            0-65       $           plus up to          $
                               an additional $
                               subject to the approval of
                               Cedent's Chief Underwriter.

                    66-75      $          plus up to           $
                               an additional $
                               subject to the approval of
                               Cedent's Chief Underwriter.

                    76 and     $          plus up to           $
                     over      an additional $
                               subject to the approval of
                               Cedent's Chief Underwriter.

Note: New York Life Insurance and Annuity Corporation will have a retention
      limit of $         , with overretention amounts reinsured by its parent
      company, New York Life Insurance Company, up to its corporate retention limit.